Exhibit 19.1

Acrivon therapeutics, inc.

Insider trading policy

(Revised June 2024)

Introduction

During the course of your relationship with Acrivon Therapeutics, Inc. (the “Company”), you may receive material information that is not yet publicly available (“inside information” or “material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company.

This Insider Trading Policy (this “Policy”) sets forth guidelines with respect to transactions in the Company’s securities by our employees, directors as well as consultants who are advised that they are subject to this Policy (“consultants”) and the other persons subject to this Policy as described below.

Statement Of Policy

It is the Company’s policy that an employee, director or consultant of the Company (or any other person subject to this Policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:

1.
engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

2.
recommend the purchase or sale of any the Company’s securities;

3.
disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.
assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this Policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee.

For these and other reasons, it is the Company’s policy that no employee, director or consultant of the Company (or any other person subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).

In addition, it is the policy of the Company that no employee, director or consultant of the Company (or any other person subject to this Policy) who, in the course of working for the Company, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which the Company does business, including a partner, collaborator or supplier of the Company may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted above or below.

Transactions Subject To This Policy

This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market, but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject To This Policy

The provisions outlined in this Policy apply to you and all other employees, directors and consultants of the Company and its subsidiaries. You are responsible for making sure that members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund) comply with this Policy. The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this Policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

(a) financial results or forecasts, and any changes, revisions or withdrawals thereof;

(b) status of and new developments related to product or product candidate development or regulatory approvals;

(c) clinical data relating to products or product candidates;

(d) detailed regarding timelines, progress or results for preclinical studies or clinical trials;

(e) communications with the U.S. Food and Drug Administration or any comparable foreign government agencies;

(f) potential mergers, amalgamations, acquisitions or dispositions of assets, divisions or companies;

(g) public or private sales of debt or equity securities;

(h) changes in the capital structure of the Company, stock splits, dividends or changes in dividend policy;

(i) the establishment of a repurchase program for the Company’s securities;

(j) gain or loss of a significant licensor, licensee or supplier;

(k) major contract awards or cancellations;

(l) establishment of, or developments in, strategic partnerships, collaborations, joint ventures or similar collaborations;

(m) changes or new corporate partner relationships or collaborations;

(n) notice of issuance or denial of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by Company;

(o) regulatory developments;

(p) board, management or control changes;

(q) employee layoffs;

(r) a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

(s) tender offers or proxy fights;

(t) accounting restatements;

(u) litigation or settlements, including significant litigation exposure due to actual or threatened litigation;

(v) events of default under financing or other agreements; and

(w) impending bankruptcy or financial liquidity problems.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a public filing with the Securities and Exchange Commission (the “SEC”) or another widely disseminated announcement. Additionally, once disseminated, a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. For example, if an announcement of material nonpublic information of which you were aware was made prior to trading on Wednesday, then you may execute a trade or other transaction in the Company’s securities on Friday; if an announcement of material nonpublic information after trading ends on Wednesday, then you may execute a transaction in the Company’s securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Quarterly Trading Blackouts

Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees and directors we have established “quarterly trading blackout periods” during which the Company’s employees, directors and their Related Persons—regardless of whether they are aware of insider information or not—may not conduct any trades in the Company’s securities. That means that, except as described in this Policy, all Company employees, directors, consultants and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.

For purposes of this Policy, each “quarterly trading blackout period” will generally begin immediately following the close of standard trading hours on the day that is on the last trading day before the end of the quarter and ending after two full trading days have elapsed since such public dissemination of the Company’s quarterly or annual earnings for the period. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer and Chief Financial Officer (the “Clearing Committee”), there exists undisclosed information that would make trades by Company employees, directors and consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered insider information that should not be communicated to any other person.

An employee, director or consultant who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult with the Clearing Committee. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Clearing Committee concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Exceptions To This Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1. Option Exercises. This Policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to the Company of already owned Company stock. This Policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

2. Tax Withholding Transactions. This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3. ESPP. This policy does not apply to the purchase of stock by employees under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.

4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors and consultants approved by the Company’s Clearing Committee may establish a trading plan under which a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of the Company securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s or consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating to the Company and when the Company was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by the Clearing Committee before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. Either member of the Clearing Committee has the authority to sign any such Trading Plan that has been reviewed and approved.

5. Gifts. This Policy does not apply to bona fide gifts of Company securities that have been pre-cleared by the Clearing Committee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. The Company may choose to shorten this period.

Special And Prohibited Transactions

1. Inherently Speculative Transactions. No employee, director or consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.

2. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, employee or consultant to continue to own the Company’s securities, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Company employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, Company employees, directors and consultants are prohibited from engaging in any such transactions.

3. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, employees and consultants are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

4. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a trade or transaction when a director, employee or consultant is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event- Specific Trading Blackouts” provisions above.

Pre-Clearance And Advance Notice Of Transactions

In addition to the requirements listed above, officers and directors are subject to pre-clearance requirements and face a further restriction:

Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Clearing Committee at least two (2) business days in advance of the proposed transaction. The Clearing Committee will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in the Company’s Section 16 Compliance Program) to assist, if applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance. The Company may choose to shorten this period. If a member of the Clearing Committee wishes to engage in a transaction in the Company’s securities, then the other member of the Clearing Committee shall be permitted to consider that transaction for pre-approval. The member of the Clearing Committee entitled to approve that transaction may, at his or her discretion, consult with the Company’s general counsel or most senior legal officer when approving a transaction in the Company’s securities by a member of the Clearing Committee.

Officers and directors must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Officer. Once any transaction takes place, such employee must immediately notify the Compliance Officer and any other individuals identified under the heading “Notification of Execution of Transaction” in the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Policy’s Duration

This Policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your relationship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated (as described in this Policy) or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade in the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or other person or entity whose transactions are subject to this Policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this Policy should contact his or her own attorney or a member of the Clearing Committee, Peter Blume-Jensen, at [*] or Rasmus Holm-Jorgensen, at [*]. Please also see the “Frequently Asked Questions, which are attached hereto as Exhibit a.

Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

Approved: October 23, 2022

Effective: [], 2022

ACRIVON THERAPEUTICS, INC.

Insider Trading Policy

CERTIFICATION

To: Acrivon Therapeutics, Inc.

I, , have received and read a copy of the Acrivon Therapeutics, Inc. Insider Trading Policy (the “Policy”). I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with Acrivon Therapeutics, Inc. I understand that this Policy constitutes a material term of my employment or other service relationship with Acrivon Therapeutics, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the Policy is a basis for termination for cause.

(Signature)

(Name)

(Date)

EXHIBIT A

Insider trading policy

Frequently asked questions

1. What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options), where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the share price – if you are aware of material, nonpublic information about Acrivon Therapeutics, Inc. (“Acrivon”) or another publicly traded company that Acrivon has business relationships with and you trade in Acrivon’s shares or such other company’s securities, you have broken the law.

2. Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3. What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy, hold or sell a stock, bond, future or other security. This could mean many things – financial results or forecasts, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our Insider Trading Policy.

4. Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at Acrivon. Regardless of who you are, if you know something material about the value of a security that not everyone else knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

5. Does Acrivon have an Insider Trading Policy?

A: Yes, the Insider Trading Policy is available upon request to our Clearing Committee, Peter Blume-Jensen, at [*] or Rasmus Holm-Jorgensen, at [*] and will be made available to read on our internal website (to come).

6. What if I work in a foreign office?

A: The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as an Acrivon director, employee or consultant, our policies apply to you no matter where you work.

7. What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, for example, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about Acrivon with anyone outside Acrivon, including spouses, family members, friends or business associates (unless such disclosure is in accordance with Acrivon’s policies regarding the protection or authorized external disclosure of information regarding Acrivon, such as the Corporate Disclosure Policy). This includes anonymous discussions on the internet about Acrivon or companies with which Acrivon does business.

8. What if I don’t tell them the information itself, I just tell them whether they should buy or sell?

A: That is still tipping and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell shares of our common stock or any derivative security related to shares of our common stock, since that could be a form of tipping.

9. What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by Acrivon —which may include termination of employment—you may be liable for civil sanctions for tipping or trading on material nonpublic. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

10. What is “loss avoided”?

A: If you sell our common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11. Am I restricted from trading securities of any companies other than Acrivon (for example a partner or competitor of Acrivon)?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Acrivon, you sometimes obtain sensitive, material information about other companies and their business dealings with Acrivon.

12. So if I do not trade Acrivon securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate securities law, you may still violate our policies. For example, directors, officers, other employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending Acrivon shares as an investment, even if those actions do not violate securities laws. Our policies are stricter than the law requires so that we and our directors, officers, other employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire Insider Trading Policy carefully.

13. So when can I buy or sell my Acrivon securities?

A: If you are aware of material nonpublic information, you may not buy or sell our common stock until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our Insider Trading Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any material nonpublic information, you may not trade in shares of our common stock during any trading “blackout” period. Our Insider Trading Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods may be announced by email.

14. If I have an open order to buy or sell Acrivon securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 trading plan (see Question 27 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.

15. Am I allowed to trade derivative securities of Acrivon’s common stock?

A: No. Under our policies, you may not trade in derivative securities related to shares of our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of shares of our common stock at any time.

“Derivative securities” are securities other than shares of our common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee share options and other equity awards granted under our equity compensation plans, which are not derivative securities for the purposes of our Insider Trading Policy.

“Short selling” is profiting when you expect the price of the shares to decline, and includes transactions in which you borrow shares from a broker, sell them, and eventually buy them back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

16. Why does Acrivon prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices (without actually holding the underlying shares of common stock) and encourages speculative trading. We are dedicated to building stockholder value, short selling our shares of common stock conflicts with our values and would not be well-received well by our stockholders.

17. Can I purchase Acrivon securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase shares of our common stock on margin or hold stock in a margin account at any time. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the stock can be sold to pay a loan to the brokerage firm.

18. Why does Acrivon prohibit me from purchasing Acrivon securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. For example, the U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

19. Can I pledge my Acrivon shares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

20. Can I hedge my ownership position in Acrivon?

A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our Insider Trading Policy. Since such hedging transactions allow you to continue to own Acrivon’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Acrivon’s other stockholders. Therefore, our Insider Trading Policy prohibits you from engaging in any such transactions.

21. Can I exercise options granted to me under Acrivon’s equity compensation plans during a trading blackout period or when I possess material, nonpublic information?

A: Yes. You may exercise the options for cash (or via net exercise transactions with the company) and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information

22. Am I subject to trading blackout periods if I am no longer an employee or consultant of Acrivon?

A: It depends. If your employment with Acrivon ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Acrivon ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Acrivon, you should not trade in Acrivon securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our Insider Trading Policy.

23. Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: It depends. Because of the potential for the appearance of impropriety, you may only make bona fide gifts of our common stock when you are aware of material nonpublic information or during a trading blackout period if (and only if) the gift has been pre-cleared by Acrivon’s Clearing Committee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift.

24. What if I purchased publicly traded options or other derivative securities before I became an Acrivon employee (or consultant)?

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

25. May I own shares of a mutual fund that invests in Acrivon?

A: Yes.

26. Are mutual fund shares holding Acrivon common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding shares of our common stock at any time.

27. May I use a “routine trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our Insider Trading Policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Clearing Committee for approval.

28. What happens if I violate our Insider Trading Policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Acrivon. In addition, you may be subject to criminal and civil sanctions.

29. Who should I contact if I have questions about our Insider Trading Policy or specific trades?

A: You should contact our Clearing Committee, Peter Blume-Jensen, at [*] or Rasmus Holm-Jorgensen, at [*].